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                                                                      EXHIBIT 16






September 24, 2003


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Re:  DNAPrint genomics, Inc.

Dear Sirs/Madams:

We have read the statements in Item 4 of Form 8-K of DNAPrintgenomics, Inc. dated September 22, 2003. We agree with the statements concerning the reasons for the dismissal of our firm in such Form 8-K.

Yours truly,

/s/  Kingery, Crouse & Hohl, P.A.